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                       CONSENT OF INDEPENDENT ACCOUNTANTS

                             -----------------------

We consent to the incorporation by reference in Post-Effective Amendment No. 8 to the Registration Statement of Northstar Advantage Trust (formerly NWNL Northstar Series Trust) on Form N-1A of our report dated December 15, 1995 on our audit of the financial statements and financial highlights of Northstar Advantage Trust which report is included in its Annual Report to Shareholders which is also incorporated by reference in this Post-Effective Amendment to the
Registration Statement.   We also consent to the references to our Firm in the
Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the captions "Independent Accountants" and "Financial Statements."



                                             COOPERS & LYBRAND L.L.P.

New York, New York
February 26, 1996